Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
January 15, 2009	Brandon Pugh
(571) 434-5659
brandon.pugh@neustar.biz

Media Contact:
John Schneidawind
(571) 434-5596
john.schneidawind@neustar.biz
NeuStar Announces Departure of CFO at End of March and Appointment of Interim CFO
Company expects to meet or exceed 2008 guidance on strength of 372.3M NPAC transactions
Babka says NeuStar’s prospects for continued success are bright
STERLING, VA, January 15, 2009 — NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications and Internet industry, today announced that Jeffrey A. Babka, the company’s senior vice president and chief financial officer, will leave the company to become chief financial officer of Sophos Plc, a world leader in IT security and data protection. Although Mr. Babka will immediately step down as NeuStar’s chief financial officer, he will remain with the company through the end of March, supporting year-end financial reporting activities and other financial and organizational issues.
NeuStar’s board of directors has appointed Paul S. Lalljie, the company’s vice president and treasurer, as senior vice president and interim chief financial officer reporting to the chairman and chief executive officer, Jeff Ganek. Since joining NeuStar in 2000, Mr. Lalljie has held several positions in corporate finance including accounting, financial planning and analysis, treasury and investor relations. A search for a successor, which includes internal and external candidates, has been initiated.
“Jeff Babka has played a central role at NeuStar, successfully managing the IPO, building a strong public company financial organization as well as helping us grow our global infrastructure. I am personally grateful to him for his leadership, expertise and dedication, and wish him well in his exciting international opportunity,” said Ganek. “Paul Lalljie has successfully managed the Finance function at NeuStar. His knowledge of the company and executive strengths are exceptional. We are fortunate to have him on the leadership team.”

“I have enjoyed my years at NeuStar and am very proud of what we have achieved together. I believe that NeuStar’s strategic and financial positions are very strong, as is the leadership team. NeuStar’s prospects for continued success are bright, and I wish my colleagues all the best in the future,” said Babka.
Business Outlook for 2008 Refined
The Company also refined its guidance for fiscal year 2008, final results of which will be reported in February. The company now expects:
•	Full year revenue of at least $488 million; previous guidance provided on November 4th was for 2008 revenue to range between $485 and $490 million.

•	Transactions under contracts to provide telephone number portability services in the United States of 372.3 million, reflecting annual growth of 17%. Previous guidance provided on November 4th was for 367 million transactions in 2008.

•	Net income and EBITDA to meet or exceed the guidance provided on November 4th of $70 million and $177 million, respectively.
The company also said the above projections do not include the impact of any additional non-cash impairment charge related to its NGM business, which is being evaluated as a part of its year-end close process.
Reconciliation of Non-GAAP Financial Measures
In this press release, NeuStar presented certain non-GAAP financial data. To place this data in an appropriate context, the following is a reconciliation of net income to EBITDA for the years ended December 31, 2007 and 2008:

	Year Ended
	December 31,
	2007	2008(1)
		(unaudited)
	(in thousands, except per share data)
Net income	$92,335	$70,000
Add: Depreciation and amortization	37,731	40,500
Less: Other (expense) income	(3,465)	(3,000)
Add: Provision for income taxes	60,776	69,500

EBITDA	$187,377	$177,000

EBITDA per diluted share	$2.36	$2.33

Weighted average common shares outstanding	79,235	76,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release. For reconciliation purposes, the amounts expressed in this column are based on an estimated net income of $70 million. These amounts exclude any additional non-cash impairment charge related to the company’s NGM business, which is being evaluated as a part of its year-end close process.

EBITDA and EBITDA per diluted share are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that both measures will enhance our investors’ understanding of our financial performance and the comparability of the company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides the foregoing historical and forward-looking reconciliations to the most directly comparable GAAP financial measures to allow investors to appropriately consider each non-GAAP financial measure.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, our ability to successfully integrate and support the operations of businesses we acquire, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent periodic and current reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.